Exhibit 5.1

Brent D. Fassett (720) 566-4025 fassettbd@cooley.com

January 12, 2012

ARCA biopharma, Inc.

8001 Arista Place, Suite 430

Broomfield, CO 80021

Ladies and Gentlemen:

We have acted as counsel to ARCA biopharma, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended, covering the offering for resale of up to 2,916,666 shares of the Company’s Common Stock, which includes (i) 1,666,666 shares of the Company’s Common Stock (the “Shares”) and (ii) up to an additional 1,250,000 shares of the Company’s Common Stock (the “Warrant Shares”) that are issuable upon exercise of warrants to purchase the Warrant Shares (the “Warrants”). The Shares and the Warrants were issued by the Company pursuant to Subscription Agreements, dated as of December 21, 2011, by and among the Company and the purchasers named therein.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein, the Company’s Restated Certificate of Incorporation, as amended, and Second Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters. Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and nonassessable and (ii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Brent D. Fassett
Brent D. Fassett, Partner

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